EXHIBIT (a)(1)

OFFER TO EXCHANGE
ALL OUTSTANDING OPTIONS
UNDER THE FOUNDRY NETWORKS, INC. 1996 STOCK PLAN
TO PURCHASE COMMON STOCK
HELD BY NON-OFFICER EMPLOYEE OPTION HOLDERS

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone: 408/586-1708), Attn: Jeff Davitt (fax: 408/586-1855).

August 21, 2002

FOUNDRY NETWORKS, INC.

OFFER TO EXCHANGE ALL OUTSTANDING
OPTIONS UNDER THE FOUNDRY NETWORKS, INC. 1996 STOCK PLAN
TO PURCHASE COMMON STOCK
HELD BY NON-OFFICER EMPLOYEE OPTION HOLDERS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 8:00 P.M., CALIFORNIA TIME, ON SEPTEMBER 19, 2002,
UNLESS THE OFFER IS EXTENDED.

Foundry Networks, Inc. is offering to exchange for new options all outstanding options to purchase shares of our common stock granted under the Foundry Networks, Inc. 1996 Stock Plan (the “1996 Stock Plan”) that are held by option holders who are our employees on the date of the tender of the option and through the date of the grant of the new options. Options that are properly tendered and accepted will be canceled and exchanged for new options under our 1996 Stock Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the “offer”).

The number of shares of common stock subject to new options to be granted to each option holder will be equal to 0.5 times the number of shares subject to the options tendered by such option holder and accepted for exchange, meaning for every two (2) option shares you tender, you will receive a new option grant for one (1) share. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be canceled as soon as practicable after the date the offer ends. The offer is currently expected to expire on September 19, 2002 and we expect to cancel options on September 20, 2002, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about March 21, 2003.

You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all options you received during the six months prior to the date of this tender offer that were BOTH issued after the grant date of the tendered option AND have a lower exercise price than the tendered option. By way of illustration, this means that if you tender an option that was granted on June 1, 2000 that has an exercise price of $85.00 per share, and the date of this tender offer is August 21, 2002, then in order to properly tender you MUST also tender any option you hold that was issued after February 20, 2002 at an exercise price of less than $85.00 per share.

This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions which we describe in Section 6 below.

If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the 1996 Stock Plan and enter into a new option agreement with you. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our common stock on the Nasdaq National Market on the date of grant. Each new option granted pursuant to this offer will vest on a three year schedule with a six month cliff, meaning  1/6 of the new option shares will vest six months after the new grant date and the remaining shares will vest  1/36th per month for the remaining 30 months.

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ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “FDRY.” On August 20, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $9.44 per share. WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Jeff Davitt at Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone:408/586-1708).

IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the Letter of Transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us no later than September 19, 2002 at Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone:408/586-1708), Attn: Jeff Davitt (fax: 408/586-1855).

We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY FEDERAL OR STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE.

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SUMMARY TERM SHEET		1

INTRODUCTION		6

THE OFFER		7

1.	Number of Options; Expiration Date	7

2.	Purpose of the Offer	8

3.	Procedures for Tendering Options	9

4.	Withdrawal Rights	10

5.	Acceptance of Options for Exchange and Issuance of New Options	11

6.	Conditions of the Offer	12

7.	Price Range of Common Stock Underlying the Options	13

8.	Source and Amount of Consideration; Terms of New Options	14

9.	Information Concerning Foundry Networks	19

10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	20

11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer	20

12.	Legal Matters; Regulatory Approvals	21

13.	Material U.S. Federal Income Tax Consequences	21

14.	Material Tax Consequences for Employees Who Are Tax Residents in Australia, Brazil, Canada, China, France, Germany, Hong Kong, Italy, Japan, Korea, Mexico, Netherlands, New Zealand, Saudi Arabia, Singapore, Switzerland, Taiwan, United Arab Emirates, and the United Kingdom	22

15.	Extension of Offer; Termination; Amendment	28

16.	Fees and Expenses	29

17.	Additional Information	29

18.	Miscellaneous	30

SCHEDULE A Information Concerning the Directors and Executive Officers of Foundry Networks, Inc.		A-1

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer to exchange. We urge you to read carefully the remainder of this offer to exchange and the accompanying Letter of Transmittal and Notice to Withdraw Tender because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Letter of Transmittal and the Notice to Withdraw Tender. We have included section references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE SOUGHT IN THE OFFER?

We are offering to exchange all outstanding, unexercised stock options held by eligible employees which are outstanding under our 1996 Stock Plan, or any lesser number of options that option holders properly tender in the offer, for new options under the 1996 Stock Plan. (Section 1)

WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. The offer is subject to a number of conditions, including the conditions described in Section 6 below. (Section 6)

WHY IS THE OFFER BEING MADE?

We believe that stock option grants facilitate employee retention and provide incentive for high performance. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are not providing a performance based incentive. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing stockholder value. (Section 2)

WHO IS ELIGIBLE TO PARTICIPATE?

To receive a grant of new options pursuant to the offer and under the terms of the 1996 Stock Plan, you must be an employee of Foundry Networks continuously from the date you tender options through the date we grant the new options. Executive officers of the Company are not eligible to participate in the exchange. As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If for any reason you are not an employee of Foundry Networks or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. (Sections 1, 5)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

Yes, all employees outside the United States are eligible to participate subject to the terms and conditions of the offer. If you are a resident for tax purposes of a jurisdiction outside the United States, please be sure to read Section 14, which discusses certain tax consequences for tax residents outside of the United States. (Section 14)

Please refer to Section 13 for a discussion of U.S. Federal Income Tax Information regarding grants and exercises under the 1996 Stock Plan and the exchange, and to Section 14 for a summary of certain tax consequences of grants, exercises and the exchange for tax residents in Australia, Brazil, Canada, China, France, Germany, Hong Kong, Italy, Japan, Korea, Mexico, Netherlands, New Zealand, Saudi Arabia, Singapore, Switzerland, Taiwan, United Arab Emirates, and the United Kingdom. (Sections 13, 14)

HOW MANY SHARES WILL UNDERLIE THE NEW OPTIONS I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

Subject to the terms of this offer, we will grant you new options to purchase the number of shares of our common stock that is equal to 0.5 times the number of shares of common stock subject to the options you tender, meaning for every two (2) option shares you tender, you will receive a new option grant for one (1) option share. All new options will be granted under our 1996 Stock Plan and will be subject to the terms and conditions of the 1996 Stock Plan and a new option agreement between you and us. You must execute the new option agreement before receiving your new options. (Sections 1, 5)

WHEN WILL I RECEIVE MY NEW OPTIONS?

We will grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on September 20, 2002, which is the day after the scheduled expiration date of the offer, the grant date of the new options will be on or about March 21, 2003. (Sections 3, 5)

WHY WON’T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our common stock as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Section 11)

IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, such as annual, bonus or promotional options, for which you would otherwise be eligible before the new option grant date. The reason we would defer the grant to you of these other options is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants. (Section 11)

WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELED OPTIONS?

Yes. Options tendered by you as of the expiration date of the offer will be canceled as soon as practicable after the expiration date. You will no longer have any rights under the canceled options. (Sections 5, 11)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our common stock on the Nasdaq National Market on the date of grant. Accordingly, we cannot predict the exercise price of the new options. On August 20, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $9.44 per share. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options.

Our 1996 Stock Plan provides that, if our common stock is not quoted on the Nasdaq National Market, or if it is regularly quoted without selling prices by a recognized securities dealer, the fair market value of the common stock on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for our common stock, the board of directors will determine the fair market value of the common stock in good faith. (Sections 7, 8)

We cannot assure you that the new options you will receive in this exchange will be worth more than the options you tender. Please note you will receive only one share for every two shares tendered; the exercise price of the new options may be higher than some or all of your current options; and the new options will be subject to a new vesting period, while some or all of your current options are fully vested or significantly vested. We recommend that you evaluate these points and current market quotations for our common stock, among other factors, before deciding whether to tender your options.
WHEN WILL THE NEW OPTIONS VEST?

Each new option granted pursuant to this offer will vest on a three year schedule with a six month cliff, meaning  1/6 of the shares will vest 6 months after the new grant date and the remaining shares will vest  1/36th per month for the remaining 30 months.

WHAT IF THERE IS A STOCK SPLIT, OR A LIQUIDATION, OR A MERGER OR ACQUISITION?

If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event of the proposed dissolution or liquidation of Foundry Networks, each option under the 1996 Stock Plan will terminate unless otherwise provided by the administrator of the stock plan. If we sell all or substantially all of our assets or if we are acquired by another entity, the acquiror may assume or substitute the outstanding options under the 1996 Stock Plan, or the acquiror may refuse any such assumption or substitution, in which case the outstanding options will terminate.

You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Section 8)

WILL MY NEW OPTIONS BE EXERCISABLE FOR A SECURITY THAT IS TRADED ON THE NASDAQ NATIONAL MARKET?

Your outstanding options under the 1996 Stock Plan are exercisable for shares of our common stock, which currently is traded on the Nasdaq National Market. Companies listed on the Nasdaq National Market are required to maintain a number of eligibility requirements, including the requirement that a company’s stock maintain a minimum bid price of at least $1.00 per share and that the market value of the company’s public float (the outstanding shares not held by the company’s insiders) be at least $5 million. If a company’s stock trades for 30 consecutive business days below the minimum bid price or minimum market value of public float, the Nasdaq National Market will send a deficiency notice informing the company that it has 90 calendar days to regain compliance, and if compliance is not regained then a process will begin that could result in delisting from the Nasdaq National Market.

IF I CHOOSE TO TENDER AN OPTION, DO I HAVE TO TENDER ALL OF MY OPTION SHARES?

Note that each option granted, regardless of the number of shares subject to that option, is referred to as a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all options you received during the six months prior to the date of this tender offer that were BOTH issued after the grant date of the tendered option AND have a lower exercise price than the tendered option. By way of illustration, this means that if you tender an option that was granted on June 1, 2000 that has an exercise price of $85.00 per share, and the date of this tender offer is August 21, 2002, then in order to properly tender you MUST also tender any option you hold that was issued after February 20, 2002 at an exercise price of less than $85.00 per share. (Section 5)

IF I RECEIVED AN OPTION GRANT BETWEEN FEBRUARY 20, 2002 AND AUGUST 21, 2002, CAN I PARTICIPATE IN THE TENDER OFFER?

If you wish to participate in the Exchange Program, you will need to forfeit any grant, regardless of price, that was granted to you between February 20, 2002 and August 21, 2002. If you wish to keep your February to August grants you may do so, but you will not be eligible to participate in the exchange program.

IF I TENDER AN OPTION THAT HAS BEEN PARTIALLY OR FULLY EXERCISED, WILL I RECEIVE A NEW OPTION REPLACING SHARES ISSUED UPON THE EXERCISE?

We are offering to exchange outstanding, unexercised stock options. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted. (Section 5)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you exchange your current options for new options, under current law the exchange would be treated as a non-taxable exchange and you would not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the time of grant of the new options, under current law the grant of options is not recognized as taxable income and you would not be required to recognize income for U.S. federal income tax purposes. Foreign tax jurisdictions will have different consequences for tax residents in those jurisdictions. We strongly recommend that you consult with your own tax advisor to determine the tax consequences of participating in the offer. (Sections 13, 14)

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant.

For options to qualify as incentive stock options under current law, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. Options in excess of that amount are deemed to be nonstatutory stock options, which are options that are not qualified to be incentive stock options under current law. Whether your new options qualify as incentive stock options depends, among other things, on the exercise price of the new options on the date of grant and the exercise price of any options you hold and do not tender that first become exercisable during the calendar year of the grant date of the new options. (Sections 8, 13)

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. However, there is some risk that any incentive stock options you have may be affected even if you decline to participate in the exchange. If the Internal Revenue Services characterizes the option exchange program as a “modification” of the incentive stock options that could be exchanged (whether or not actually exchanged), that would cause the required holding period of those options to start from the date of such notification. In that event, a disposition of option shares prior to the lapse of the new holding period would be treated as a Disqualifying Disposition (defined in Section 8). In addition, it is possible that the Internal Revenue Service might take the position that the “modified” options need to be reevaluated under the $100,000 test discussed above, with the result that some incentive stock options could be recharacterized as nonstatutory options. In 1991, the IRS issued a private letter ruling in which a company’s option exchange program was characterized as a modification of the incentive stock options that could be exchanged. Private letter rulings, however, give the opinion of the IRS on specific facts, and can only be relied upon by the recipient of the letter. Nevertheless, even if you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the disposition of shares received on exercise of your options. (Section 13)

WHEN WILL MY NEW OPTIONS EXPIRE?

Your new options will expire ten years from the date of grant, or earlier if your employment with us terminates before then. (Section 8)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The offer expires on September 19, 2002, at 8:00 p.m., California time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. on the next business day following the previously scheduled expiration of the offer period.(Sections 1, 15)

HOW DO I TENDER MY OPTIONS?

If you decide to tender your options, you must deliver by mail, fax or hand delivery, before 8:00 p.m., California time, on September 19, 2002, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal to Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone: 408/586-1708), Attn: Jeff Davitt (fax: 408/586-1855).

If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.

We reserve the right to reject any or all tenders of options that we determine are not timely or in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Section 3)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before 8:00 p.m., California time, on September 19, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange, you may withdraw your tendered options within forty business days from the date of this offer. To withdraw tendered options, you must deliver by mail, fax or hand delivery prior to the expiration time and date, a properly completed and duly executed notice to withdraw tender, to Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone: 408/586-1708), Attn: Jeff Davitt (fax: 408/586-1855). (Sections 3, 4)

AFTER I WITHDRAW TENDERED OPTIONS, CAN I CHANGE MY MIND AND DECIDE TO TENDER MY OPTIONS?

After withdrawal of tendered options, you may change your mind and decide to tender your options at any time before the offer expires at 8:00 p.m., California time, on September 19, 2002. If we extend the offer beyond that time, you may decide to tender options at any time until the extended expiration of the offer. Once you have withdrawn tendered options, you may re-tender those options only by again submitting a Letter of Transmittal, in accordance with the delivery procedures for an initial tender of options, that is clearly dated after the related notice to withdraw tender. (Sections 3, 4)

WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision on whether or not to tender options. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the offer to exchange. (Section 2, 18)

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Jeff Davitt at Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone: 408/586-1708).

INTRODUCTION

Foundry Networks, Inc. is offering to exchange for new options all outstanding options to purchase shares of our common stock granted under the Foundry Networks, Inc. 1996 Stock Plan (the “1996 Stock Plan”) that are held by option holders who are eligible employees. Only persons who are our non-officer employees continuously from the date of the tender of their option and through the date of the grant of the new options are eligible employees. Options that are properly tendered and accepted will be canceled and exchanged for new options under our 1996 Stock Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the (“offer”).

The number of shares of common stock subject to new options to be granted to each option holder will be equal to 0.5 times the number of shares subject to the options tendered by such option holder and accepted for exchange, meaning for every two (2) option shares you tender, you will receive a new option grant for one (1) share. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be canceled as soon as practicable after the date the offer ends. The offer is currently expected to expire on September 19, 2002 and we expect to cancel options on September 20, 2002, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about March 21, 2003.

You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted. If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all options you received during the six months prior to the date of this tender offer that were BOTH issued after the grant date of the tendered option AND have a lower exercise price than the tendered option. By way of illustration, this means that if you tender an option that was granted on June 1, 2000 that has an exercise price of $85.00 per share, and the date of this tender offer is August 21, 2002, then in order to properly tender you MUST also tender any option you hold that was issued after February 20, 2002 at an exercise price of less than $85.00 per share.

This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in Section 6 below.

If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the 1996 Stock Plan and enter into a new option agreement with you. The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our common stock on the Nasdaq National Market on the date of grant. Each new option granted pursuant to this offer will vest on a three year schedule with a six month cliff, meaning  1/6 of the shares will vest 6 months after the new grant date and the remaining shares will vest  1/36th per month for the remaining 30 months.

As of August 20, 2002, options to purchase 27,791,366 shares of our common stock were issued and outstanding under the 1996 Stock Plan. Of these options, options to purchase 27,193,866 shares of our common stock were held by option holders who were our employees as of that date. The shares of common stock issuable upon exercise of options we are offering to exchange constitute approximately 98% of the total shares of common stock issuable upon exercise of all options issued and outstanding under the 1996 Stock Plan as of August 20, 2002. The number of shares underlying options eligible for exchange is 23,612,546 shares of common stock. If we receive and accept tenders of all outstanding eligible options, then subject to the terms of the offer we would grant new options to purchase a total of 11,806,273 shares of our common stock.

THE OFFER

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer, we will exchange for new options all outstanding options to purchase shares of our common stock granted under the 1996 Stock Plan that are held by option holders who are eligible employees. Only persons who are our non-officer employees continuously from the date of the tender of their option and through the date of the grant of the new options are eligible employees for the offer. Options that are properly tendered and accepted will be canceled and exchanged for new options under our 1996 Stock Plan, unless they are validly withdrawn in accordance with Section 4 below.

If your options are properly tendered and accepted for exchange and not withdrawn, and assuming that you remain our employee through the grant date, you will be entitled to receive new options to purchase the number of shares of our common stock that is equal to 0.5 times the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events, meaning for every two (2) option shares you tender, you will receive a new option grant for one (1) share. All new options will be subject to the terms of the 1996 Stock Plan and a new option agreement between us and you.

If for any reason you are not an employee of Foundry Networks or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or your employment terminates from death or disability, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we accepted.

The term “expiration date” means 8:00 p.m., California time, on September 19, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate and amend the offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

•	we increase or decrease the amount of consideration offered for the options;

•	we decrease the number of options eligible to be tendered in the offer; or

•
we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions in accordance with Section 15 below, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, California time.

2.    PURPOSE OF THE OFFER.

We issued the options outstanding under the 1996 Stock Plan to provide our employees with additional incentive to perform at high levels and to continue their employment with us. The growth and success of our business is dependent in part upon the retention and motivation of our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are not providing a performance based incentive. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives for employees, thereby increasing stockholder value.

Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options might have a higher exercise price than some or all of the options eligible for exchange. From time to time, we engage in strategic transactions with business partners, customers and other third parties. Some of these transactions could significantly affect the price of our shares, particularly if the transaction involves change in our structure, ownership, organization or composition of our management or board of directors. In addition, market conditions related or unrelated to our business could result in an increase in our share price during the period between cancellation of accepted options and grant of new options. You will be at risk of any increase in our share price for any reason.

Subject to the foregoing, and except as otherwise disclosed in this offer to exchange, our public announcements or our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

(a)	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)
any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contracts of any executive officer;

(e)	any other material change in our corporate structure or business;

(f)	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i)	the acquisition or disposition by any person of a material proportion of any of our securities; or

(j)	any material change in our certificate of incorporation or bylaws, or any actions that may materially impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision on whether to tender your options for exchange.

3.    PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options.

To validly tender your options pursuant to the offer, you must, in accordance with the terms of the Letter of Transmittal, deliver by mail, fax or hand delivery, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal to Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone:408/586-1708), Attn: Jeff Davitt (fax: 408/586-1855). Jeff Davitt or a substitute designated by us in writing must receive all of the required documents before the expiration date. Unless extended by us, the expiration date is 8:00 p.m., California time, on September 19, 2002.

Delivery is not timely completed if the required documents are not RECEIVED by us prior to the expiration date. The method of delivery of all documents, including letters of transmittal, any other required documents and notices to withdraw tender, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the foregoing, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defector irregularity in any tender with respect to any particular option or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.    WITHDRAWAL RIGHTS.

You may withdraw your tendered options only in accordance with the provisions of this Section 4.

You may withdraw your tendered options at any time before 8:00 p.m., California time, on September 19, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange, you may withdraw your tendered options within forty business days from the date of this offer.

To validly withdraw tendered options, an option holder must deliver a properly completed and duly executed Notice to Withdraw Tender and any other documents required by the Notice to Withdraw Tender to Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone:408/586-1708), Attn: Jeff Davitt (fax: 408/586-1855). Except as described in the following sentence, the Notice to Withdraw Tender must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Notice to Withdraw Tender.

Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new Letter of Transmittal, prior to the expiration date and in accordance with the delivery procedures set forth in Section 3 for an initial tender of options, that is clearly dated after the related Notice to Withdraw Tender.

We will determine, in our discretion, all questions as to form of documents and the validity, form and timeliness (including time of receipt) of any Notice to Withdraw Tender. Our determination of these matters will be final and binding on all parties. Subject to the foregoing, we will accept properly and timely delivered Notices to Withdraw Tender. No tender of options will be deemed to have been properly withdrawn until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals of tender, nor will anyone incur any liability for failure to give any such notice.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. You will no longer have any rights with respect to any canceled option. If your options are properly tendered and accepted for exchange, they will be canceled as of the date of our acceptance, which we anticipate to be the day after the scheduled expiration date of the offer. As the offer is scheduled to expire on September 19, 2002, we expect to cancel properly tendered and accepted options on September 20, 2002. Subject to the terms and conditions of this offer, you will be granted new options on or about the first business day that is six months and one day following the date of cancellation. If we cancel tendered options on September 20, 2002, which is the day after the scheduled expiration date of the offer, the grant date of the new options will be on or about March 21, 2003. If we extend the expiration date of the offer, the acceptance and cancellation date of tendered options and the grant date of new options will be similarly delayed.

We will not accept partial tenders of an option. Note that each option granted, regardless of the number of shares subject to that option, constitutes a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Therefore, for each option you hold, you may tender the option with respect to all or none of the shares subject to that option, but not for a portion of those shares. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted.

If you have more than one option grant, tendering any option does not require that you tender any or all of your other options, with the important exception that you will be required to tender all options you received during the six months prior to the date of cancellation of your tendered option that were BOTH issued after the grant date of the tendered option AND have a lower exercise price than the tendered option. By way of illustration, this means that if you tender an option that was granted on June 1, 2000 and that has an exercise price of $85.00 per share, and the date of this tender offer is August 21, 2002, then in order to properly tender you MUST also tender any option you hold that was issued after March 20, 2002 at an exercise price of less than $85.00 per share.

If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, such as annual, bonus or promotional options, for which you would otherwise be eligible before the new option grant date. The reason we would defer the grant to you of these other options is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants.

Your new options will entitle you to purchase a number of shares of our common stock that is equal to 0.5 times the number of shares subject to the options you tender, subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events, meaning for every two (2) option share you tender, you will receive a new option grant for one (1) share. IF FOR ANY REASON YOU ARE NOT AN EMPLOYEE OF FOUNDRY NETWORKS OR ONE OF OUR SUBSIDIARIES CONTINUOUSLY FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE, AND THE TENDERED OPTIONS WILL BE CANCELED WHETHER OR NOT VESTED PRIOR TO THE TENDER. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or your employment terminates from death or disability, prior to the date we grant the new options, the options that you tendered and we accepted will be canceled and you will not receive anything in return.

Although we may orally or in writing confirm receipt of the letter of transmittal through which you tender your options, for purposes of the offer, we will not be deemed to have accepted for exchange any options until we provide oral or written notice of our acceptance. For purposes of the offer, we will be deemed to have accepted options for exchange that are properly tendered and not validly withdrawn as of the time we give oral or written notice to the option holders of our acceptance, which notice may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, on the day after the expiration date of the offer, all properly tendered options that are not validly withdrawn. Upon acceptance of tendered options for exchange, we will cancel the tendered options and promptly send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.    CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act), if, at any time on or after August 21, 2002 prior to the expiration date, any of the following events has occurred or has been determined by us to have occurred, and the occurrence of such event or events makes it inadvisable, in our reasonable judgment and regardless of the circumstances giving rise to the event (including any action or omission to act by us), for us to proceed with the offer or with the acceptance and cancellation of options tendered for exchange:

(a)  there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially affect the business, condition, income, operations, plans or prospects of Foundry Networks or our subsidiaries in any way that could materially impair the contemplated benefits of the offer to us;

(b)  there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by or before any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly:

(1)
make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair the contemplated benefits of the offer to us; or

(4)	materially and adversely affect the business, condition, income, operations, plans or prospects of Foundry Networks or our subsidiaries;

(c)  there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(3)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(4)
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

(5)
any change in the general political, market, economic or financial conditions in the United States or abroad that is materially adverse to the business, condition, operations or prospects of Foundry Networks or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

(6)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(d)  there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

(e)  a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal by or for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

(f)  any materially adverse change or changes shall have occurred in the business, condition, assets, income, operations, plans or prospects or stock ownership of Foundry Networks or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer.

The conditions to the offer are for our benefit. We may assert them prior to the expiration date in our discretion regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.    PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock is quoted on the Nasdaq National Market under the symbol “FDRY.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for any stock dividends or stock splits.

	High	Low
July 1, 2002 through August 20, 2002	$9.50	$6.37
Quarter ended June 30, 2002	7.44	4.86
Quarter ended March 31, 2002	9.30	5.62
Quarter ended December 31, 2001	11.59	6.21
Quarter ended September 30, 2001	21.14	5.80
Quarter ended June 30, 2001	22.05	6.19
Quarter ended March 31, 2001	23.50	7.50
Quarter ended December 31, 2000	89.00	13.00
Quarter ended September 30, 2000	131.00	58.50
Quarter ended June 30, 2000	124.94	54.50
Quarter ended March 31, 2000	207.56	106.88
Quarter ended December 31, 1999	161.19	63.72

As of August 20, 2002, the last reported sale price of our common stock was $9.44 per share, as reported by the Nasdaq National Market.

We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

Consideration.

Subject to the terms of the offer, we will issue new options to purchase common stock under the 1996 Stock Plan in exchange for the outstanding eligible options properly tendered and accepted for exchange by us. The tendered options will be canceled upon acceptance. The number of shares of common stock subject to new options to be granted to each option holder will be equal to 0.5 times the number of shares subject to the options tendered by the option holder and accepted for exchange and canceled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events, meaning for every two (2) option shares you tender, you will receive a new option grant for one (1) share. The number of shares underlying options eligible for exchange is 23,612,546 shares of common stock. If we receive and accept tenders of all outstanding eligible options, then subject to the terms of the offer we would grant new options to purchase a total of 11,806,273 shares of our common stock. The common stock issuable upon exercise of these new options would equal approximately 9.8% of the total shares of our common stock outstanding as of August 20, 2002.

Terms of New Options.

The new options will be issued under the 1996 Stock Plan, and we will enter into a new option agreement with each eligible option holder for each tendered option that we have accepted. The terms and conditions of a new option may vary from the terms and conditions of the related tendered option, but generally the new options are intended to be substantially similar to the tendered options, except with respect to the exercise price and the new vesting schedule.

The following description summarizes the material terms of the 1996 Stock Plan and the options granted under the plan.

General.

The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under the 1996 Stock Plan is 63,235,683, plus an automatic annual increase, to be effected on the first day of each year from 2000 through 2006, equal to the lesser of 5,000,000 shares or a number of shares equal to 5% of our outstanding common stock as of the last day of the immediately preceding fiscal year, or a lesser number of shares as determined by our board of directors.

The 1996 Stock Plan permits the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options, which are referred to as nonstatutory options.

Administration.

The 1996 Stock Plan is administered by our board of directors, or a committee of the board, or a combination of the entire board and a committee of the board, as determined by our board of directors. The 1996 Stock Plan may be administered by different administrative bodies with respect to different classes of participants and, if permitted by applicable laws, the board of directors may authorize one or more officers to grant options to employees and consultants, other than consultants who are directors. Subject to the terms of the plan, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

Term.

Stock options granted under the 1996 Stock Plan expire ten years from the date of grant unless a shorter period is provided in the option agreement. Incentive stock options granted to an employee who, at the time of the grant, owns stock representing more than 10% of the voting rights of all classes of our stock may not have a term of more than five years.

Termination.

In the event of the termination of your employment relationship with us, your options will terminate, generally after a period of time following the termination of employment. If your employment is terminated for any reason other than death or disability, your options under the 1996 Stock Plan generally may be exercised, to the extent the option was exercisable on the date of termination, for 90 days following the date of termination, or such other period of time as is set forth in your stock option agreement or as determined by the administrator. If your employment is terminated as a result of your death or disability, your options under the 1996 Stock Plan generally may be exercised (in the case of death, by your estate or other lawful successor to your rights under the option), to the extent the option was exercisable on the date of termination, within six months following the date of termination, or such other period of time as is set forth in your stock option agreement or as determined by the administrator. Notwithstanding any of the foregoing, in no event may an option be exercised after the expiration of its term.

The termination of your option under the circumstances specified in this section will result in the termination of your interests in the 1996 Stock Plan with respect to that option. In addition, in the event of the proposed dissolution or liquidation of Foundry Networks, each option under the 1996 Stock Plan will terminate unless otherwise provided by the administrator. If we sell all or substantially all of our assets or if we are acquired by another entity, the acquiror may assume or substitute the outstanding options under the 1996 Stock Plan, or the acquiror may refuse any such assumption or substitution, in which case the outstanding options will terminate.

Exercise Price.

Generally, the exercise price of options granted under the 1996 Stock Plan is determined by the administrator. In the case of incentive stock options, the exercise price per share must be at least equal to the fair market value on the date of grant, which is generally the last reported sale price per share on the Nasdaq National Market on the date of grant (or, in the event that the grant date is not a trading date, on the immediately preceding trading date). The exercise price per share of incentive stock options granted to stockholders owning more than 10% of the total combined voting power of all classes of our stock must be at least 110% of the fair market value on the date of the grant. Nonstatutory stock options may have any exercise price determined by the administrator, however, a nonstatutory stock option granted to a “covered employee” under Section 162(m) of the Internal Revenue Code will generally have an exercise price per share equal to at least 100% of the fair market value on the date of grant, if the option is intended to qualify as performance-based compensation under that code section.

The exercise price per share of the new options will be the fair market value on the date of grant, which is generally equal to the last reported sale price per share of our common stock on the Nasdaq National Market on the date of grant. As provided in the 1996 Stock Plan, if our common stock is not quoted on the Nasdaq National Market, or if it is regularly quoted without selling prices by a recognized securities dealer, the fair market value of the common stock on the date of grant will be the mean between the high bid and low asked prices on that date (or if no bids occurred on the date of grant, on the last trading day prior to the date of grant). In the absence of an established market for our common stock, the board of directors will determine the fair market value of the common stock in good faith.

Options under the 1996 Stock Plan are exercisable for shares of our common stock, which currently is traded on the Nasdaq National Market. Companies listed on the Nasdaq National Market are required to maintain a number of eligibility requirements, including the requirement that a company’s stock maintain a minimum bid price of at least $1.00 per share and that the market value of the company’s public float (the outstanding shares not held by the company’s insiders) be at least $5 million. If a company’s stock trades for 30 consecutive business days below the minimum bid price or minimum market value of public float, the Nasdaq National Market will send a deficiency notice informing the company that it has 90 calendar days to regain compliance, and if compliance is not regained then a process will begin that could result in delisting from the Nasdaq National Market.

Note that delisting alone would not prevent the grant of new options in exchange for tendered options that have been accepted and canceled; however, the new options would not be exercisable into securities that are traded on the Nasdaq National Market on the date of grant. Any market on which our common stock would then be traded would likely be a less liquid market than the Nasdaq National Market, meaning that there would be fewer buyers and sellers, which could adversely affect your ability to sell shares of our common stock.

Vesting and Exercise.

The terms of vesting are determined by the administrator. In general, options granted under the 1996 Stock Plan vest at the rate of 1/4th of the total shares underlying the options on the one-year anniversary of the vesting commencement date and 1/48th of the total shares on each monthly anniversary of the vesting commencement date thereafter. Vesting is contingent upon the option holder’s continuous employment with us.

Each new option granted pursuant to this offer will vest on a three year schedule with a six month cliff, meaning  1/6 of the shares will vest six months after the new grant date and the remaining shares will vest  1/36 per month for the remaining 30 months.

It is important to note the effect of the period that will be at least six months and one day between cancellation of tendered options and grant of new options. You will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until, at the earliest, six months after the date of the new option grant, which will be at least six months and one day after the date of cancellation. Further, if for any reason you are not an employee of Foundry Networks or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender.

Payment of Exercise Price.

Under the 1996 Stock Plan, an option holder may exercise options by delivering written notice to us specifying the number of full shares of common stock to be purchased, and by tendering payment of the purchase price to us. The method of payment of the exercise price is determined by the administrator, and generally may consist of cash, check, surrender of other shares of our common stock, or any combination of the foregoing.

Adjustments Upon Certain Corporate Events.

If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event of the proposed dissolution or liquidation of Foundry Networks, each option under the 1996 Stock Plan will terminate unless otherwise provided by the administrator. If we sell all or substantially all of our assets or if we are acquired by another entity, the acquiror may assume or substitute the outstanding options under the 1996 Stock Plan, or the acquiror may refuse any such assumption or substitution, in which case the outstanding options will terminate.

You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

Transferability of Options.

Incentive stock options are not transferable, other than by will or the laws of descent and distribution, and are exercisable only by the option holder during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the option holder. In the case of nonstatutory stock options, the administrator may at its discretion in certain circumstances allow the transferability of such options.

Registration of Option Shares.

We have registered 30,199,949 shares of our common stock issuable upon exercise of options under the 1996 Stock Plan under the Securities Act on registration statements on Form S-8 filed with the Securities and Exchange Commission on October 12, 1999, July 18, 2000, October 25, 2000 and July 22, 2002. This number includes all of the shares of our common stock issuable upon exercise of the new options to be granted under the offer. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

U.S. Federal Income Tax Information Regarding Grants and Exercises Under the 1996 Stock Plan.

The following discussion is a general summary of certain U.S. federal income tax consequences of option grants and exercises under the 1996 Stock Plan and the disposition of stock acquired upon such exercises. It is based on federal income tax laws currently in effect, is not intended to be exhaustive and does not address all matters that may be relevant to a particular option holder based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. federal income tax law. WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR CONCERNING YOUR PARTICULAR CIRCUMSTANCES WITH RESPECT TO THESE MATTERS.

With respect to the exchange of tendered options for new options, you should refer to Section 13 for a summary discussion of U.S. federal income tax consequences of the exchange, and you should refer to Section 14 for a summary of certain tax consequences of the exchange for tax residents in Australia, Brazil, Canada, China, France, Germany, Hong Kong, Italy, Japan, Korea, Mexico, Netherlands, New Zealand, Saudi Arabia, Singapore, Switzerland, Taiwan, United Arab Emirates, and the United Kingdom.

Incentive Stock Options and Nonstatutory Stock Options.

Options granted under the 1996 Stock Plan may be either incentive stock options, which are intended to qualify for the special tax treatment provided by Section 422 of the Internal Revenue Code, or nonstatutory stock options, which will not so qualify. (See Section 13 for a discussion of when options received in exchange for existing incentive stock options will not qualify as incentive stock options). If an option granted under the 1996 Stock Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and will incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax, which is discussed below. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise of the option by the optionee, any gain will be treated as a long-term capital gain. However, if the shares are disposed of prior to the satisfaction of both of these holding periods (a “Disqualifying Disposition”), the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the common stock on the date of the option exercise or the sale price of the common stock. Any gain or loss recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax rate on long-term capital gains is 20%, while the maximum rate on other income is 39.1%. Capital losses for individual taxpayers are allowed in full against capital gains plus $3,000 of other income.

All other options that do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares on the date of exercise over the option exercise price. The income recognized by an optionee who is also our employee will be subject to income and employment tax withholding by us, by payment in cash by the optionee or out of the optionee’s current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if such sale occurs more than one year after the date of exercise.

Alternative Minimum Tax.

The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Internal Revenue Code. Under current law, the alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to taxable income adjusted for certain items, plus items of tax preference, less an exemption amount which is currently $49,000 for joint returns, $35,750 for unmarried individual returns and $24,500 in the case of married taxpayers filing separately. These exemption amounts are phased out for upper income taxpayers. Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the common stock on the date of exercise over the option exercise price. If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against the amount of any subsequent year’s regular tax that is in excess of the alternative minimum tax for such year. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

Our statements in this offer to exchange concerning the 1996 Stock Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1996 Stock Plan and the form of option agreement under the 1996 Stock Plan.

Please contact us at Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone: 408/586-1708), Attn: Jeff Davitt (fax: 408/586-1855), to receive a copy of the 1996 Stock Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.    INFORMATION CONCERNING FOUNDRY NETWORKS.

Our company’s name is Foundry Networks, Inc., and our state of incorporation is Delaware. The address and telephone number of our principal executive offices are Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100 (phone: 408/586-1700), (fax: 408/586-1900). Our common stock is listed on the Nasdaq National Market under the symbol “FDRY”.

Foundry Networks, founded in 1996, is a leading provider of next-generation networking products. We provide high-performance, end-to-end switching and routing devices for enterprises and service providers. We design, develop, manufacture and market solutions to meet the needs of high-performance network infrastructures for Layer 2-7 switching and routing and for Local Area Networks (LANs), Metropolitan Area Networks (MANs), Wide Area Networks (WANs), and the web. Foundry’s combined product breadth allows us to offer global end-to-end solutions within and throughout a customer’s networking infrastructure regardless of the geographically dispersed nature of the entire organization. Our products can be found from the wiring closets connecting the desktops together within the enterprise to the mission critical LAN backbone and data center. We provide robust and high performance routing solutions from the Internet core to the edge of the Internet service access network and its network of web and application servers. Our Metro routers deliver the capabilities and performance needed to provide efficient and reliable core routing services to Internet data centers around the world. Our Layer 2 and Layer 3 switches provide the intelligence, speed and cost effectiveness required to support the increasing use of bandwidth-intensive and Internet-based applications. Our high performance Internet traffic management systems with network intelligence capabilities allow enterprises and service providers to build highly available network infrastructures that direct traffic flow efficiently based on client location, application type, and administrative policies, while allowing service providers to offer their customers differentiated, fee-based quality of service.

Our networking products have been deployed in key enterprise markets that include automotive, energy, retail, healthcare, banking, trading, insurance, aerospace, government agencies, technology, motion pictures, video and animation, E-commerce, and universities. Our service provider markets include metro service providers, Internet service providers, web hosting and Internet data centers, application service providers, and Internet exchanges. For enterprises, Foundry provides a complete end-to-end solution with the FastIron JetCore product line. FastIron meets the needs for wiring closet, data center, and campus solutions coupled with Foundry’s network management and security. For service providers, Foundry offers our BigIron JetCore high-performance switches with integrated Layer 2/3 and Layer 4-7 traffic management for LAN, MAN, and WAN applications. Foundry’s solutions connect enterprises and service providers with Foundry’s Global Ethernet Metro router solutions. Foundry’s products support a wide array of interfaces such as Packet 10 Gigibit Ethernet, Packet over SONET and ATM so that our customers can leverage their existing infrastructures. We sell our products through a direct sales force, resellers, and OEM partners. By providing high levels of performance and intelligence capabilities at compelling price points, we provide comprehensive solutions to address the rapidly growing enterprise and service provider markets.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002, includes selected financial data on page 18, our discussion and analysis of financial condition and results of operations on pages 19-37, and consolidated financial statements on pages 38-60. Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, includes financial data on pages 3-14, our discussion and analysis of financial condition and results of operations on pages 14-19, and risk factors on pages 19-29.

See Section 17 below for instructions on how you can obtain copies of these and our other reports filed with the Securities and Exchange Commission.

10.    INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of August 20, 2002, our executive officers and non employee directors (13 persons) as a group beneficially owned options outstanding under our 1996 Stock Plan to purchase a total of 3,943,575 of our shares, which represented approximately 14% of the shares subject to all options outstanding under the plan as of that date. The offer is open only to option holders who are our employees.

In the sixty (60) days prior to August 20, 2002, our executive officers and directors had the following transactions in our shares:

•	On July 29 and 30, 2002, Bobby R. Johnson, Jr., our President, Chief Executive Officer and Chairman of the Board sold 900,000 shares of common stock.

•	On July 31, 2002, H. Earl Ferguson, our Chief Technical Officer sold 100,000 shares of common stock.

•	On July 31, 2002, Timothy D. Heffner our Vice President of Finance and Chief Financial Officer purchased 3,369 shares of common stock through our Employee Stock Purchase Plan (“ESPP Plan”).

•	On July 31, 2002, Richard W. Bridges our Vice President of Operations purchased 857 shares of common stock through our ESPP Plan.

•	On July 31, 2002, Karl D. Triebes our Vice President of Hardware Engineering purchased 820 shares of common stock through our ESPP Plan.

•	On July 31, 2002, Paul L. Twombly our Vice President of Customer Support purchased 180 shares of common stock through our ESPP Plan.

•	On August 7, 2002, Lee Chen our Vice President of Software Engineering and Quality Assurance sold 50,000 shares of common stock.

Except as otherwise described above, there have been no transactions in our common stock or in options to purchase our common stock that were effected during the 60 days prior to August 20, 2002 by us or, to our knowledge after reasonable inquiry, by any of our executive officers, directors or affiliates.

11.    STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

Options we acquire pursuant to the offer will be canceled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of new options, and issuances upon their exercise, under the 1996 Stock Plan. To the extent these shares remain available after reservation for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer provided that: (1) we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange, and (2) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options.

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our common stock as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, and issuing the new options with an exercise price equal to the market value of the common stock on the date of grant, we believe we will not have to treat the new options as variable awards.

If we were to grant any options to any tendering option holder before the scheduled new option grant date, our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the option price of shares subject to the newly granted options is equal to or less than the option price of the option holder’s option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to our earnings over the period when the newly granted options are outstanding. We would need to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options. If we determine that we would incur this compensation charge as a result of option grants to you in the interim period between acceptance of tendered options and grant of new options, we will defer the interim option grants. Therefore, if we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, such as annual, bonus or promotional options, for which you would other wise be eligible before the new option grant date.

12.    LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions of the offer, including the conditions described in Section 6.

13.    MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The discussion in this Section 13 is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. For a summary addressing general U.S. federal income tax implications of option grants and exercises under the 1996 Stock Plan and the disposition of stock acquired upon such exercises, see Section 8 above. This Section 13 addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. federal income tax law. You should refer to Section 14 for a summary of certain tax consequences of the exchange for tax residents in Australia, Brazil, Canada, China, France, Germany, Hong Kong, Italy, Japan, Korea, Mexico, Netherlands, New Zealand, Saudi Arabia, Singapore, Switzerland, Taiwan, United Arab Emirates, and the United Kingdom. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

WE ADVISE ALL OPTION HOLDERS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING OR DECLINING TO PARTICIPATE IN THE OFFER.

Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable transaction.

If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant. For options to qualify as incentive stock options under current law, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. Options in excess of that amount are deemed to be nonstatutory stock options, which are options that are not qualified to be incentive stock options under current law. Whether your new options qualify as incentive stock options depends, among other things, on the exercise price of the new options on the date of grant and the exercise price of any options you hold and do not tender that first become exercisable during the calendar year of the grant date of the new options.

Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. However, there is some risk that any incentive stock options you have may be affected even if you decline to participate in the exchange. If the Internal Revenue Services characterizes the option exchange program as a “modification” of the incentive stock options that could be exchanged (whether or not actually exchanged), that would cause the required holding period of those options to start from the date of such modification. In that event, a disposition of option shares prior to the lapse of the new holding period would be treated as a Disqualifying Disposition described in Section 8. In addition, it is possible that the Internal Revenue Service might take the position that the “modified” options need to be reevaluated under the $100,000 test outlined above, with the result that some incentive stock options could be recharacterized as nonstatutory options. In 1991, the IRS issued a private letter ruling in which a company’s option exchange program was characterized as a modification of the incentive stock options that could be exchanged. Private letter rulings, however, give the opinion of the IRS on specific facts, and can only be relied upon by the recipient of the letter. Nevertheless, even if you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the disposition of shares received on exercise of your options.

14.    MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE TAX RESIDENTS IN AUSTRALIA, BRAZIL, CANADA, CHINA, FRANCE, GERMANY, HONG KONG, ITALY, JAPAN, KOREA, MEXICO, NETHERLANDS, NEW ZEALAND, SAUDI ARABIA, SINGAPORE, SWITZERLAND, TAIWAN, UNITED ARAB EMIRATES, AND THE UNITED KINGDOM.

AUSTRALIA

The following is a general summary of the tax consequences of the exchange of options under the offer for Australian tax residents. This discussion is based on Australian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD OBTAIN PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Tax Treatment of Old Options

If, on the original grant, you did NOT elect to be taxed at grant, when you elect to exchange your tendered options, this could give rise to a taxable event because the “cessation time” in relation to the options has occurred (you are deemed to have disposed of the options when you relinquish your rights to the tendered options exchanged). The amount to be included in assessable income is the difference between the amount of consideration received on disposal (in this case on relinquishing the old options) and the amount paid for acquiring the options. However, if the new options do not have an inherent discount, the Australian Taxation Office has ruled their “value” for these purposes is zero, so no tax should arise. If, on the original award, you DID elect to be taxed at grant, then when you elect to exchange your tendered options, this could give rise to capital gains tax “sale”. The amount to be included in assessable income is the difference between the value of the replacement options and the taxed amount at grant (where options are taxed at grant, a statutory valuation applies). If the new options do not have an inherent discount, the Australian Taxation Office has ruled their “value” for these purposes is zero, so the “sale” may produce a capital loss equal to the taxed value at grant. This loss can be deducted against taxable capital gains, or carried forward for deduction against future taxable capital gains.

Tax Treatment of New Options

The new options will not be granted under an employee share scheme; they will be deemed to be granted because you were a holder of the tendered options. You are receiving the replacement options in exchange for relinquishing the tendered options, so you should not be taxed when you receive the replacement options. Nor should you be taxed when you exercise the new options to acquire shares. If there is no inherent discount “at grant,” the Australian Taxation Office has ruled their “value” for these purposes is zero, so there should be no tax implication on grant or exercise of the replacement options. The replacement options are subject to capital gains tax in Australia when they (or the shares acquired through exercising the options) are disposed of. If you sell those shares, you may be taxed on the difference between the sales proceeds and the exercise price. If you sell the shares at least 12 months after purchase, only one-half of the gain should be taxable.

BRAZIL.

This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances. It is a general summary for employees who are tax residents in Brazil of the tax consequences of the exchange of tendered options for replacement options under the offer. This discussion is based on the Brazilian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

You should not be taxed when the replacement option is granted. Nor should you be subject to tax when you exercise the option. When you sell the shares, you may or may not realize a capital gain.

CANADA.

This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, but is merely intended to alert you to some of the tax information you may want to consider in making your decision. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Generally, the grant of replacement options should not be a taxable event under the Income Tax Act (Canada). However, this position is not certain with respect to tendered options which you tender for exchange and cancellation in accordance with the terms of the offer. Although we do not believe there will be a taxable event on the exchange, it is possible that if the stock price drops between the time of the cancellation of tendered options and the grant of replacement options, the value of the replacement options would be required to be included in your income. Additionally, on the subsequent exercise of the replacement options and on the subsequent disposition of the underlying shares, you may not be able to include the amount previously included in income and taxed in the cost basis of the replacement options for the purpose of calculating tax on the option “spread” and also may not be able to include this amount in the cost basis of the shares acquired upon the exercise of the replacement options for the purpose of calculating any capital gains or losses arising on the disposition of such shares.

CHINA.

This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances. It is a general summary for employees who are tax residents in China of the tax consequences of the exchange of tendered options for replacement options under the offer. This discussion is based on the Chinese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Due to exchange control and securities law restrictions in the People’s Republic of China, the terms of any replacement options will be modified. You will only be able to exercise your replacement options using the full cashless exercise method whereby the options are exercised without remitting any cash. You will not be entitled to receive and hold shares of our stock when you exercise your options and replacement options. Under the cashless exercise method of exercise, the broker will immediately sell all of the shares that you are entitled to purchase. You will receive the cash proceeds from the sale, minus the exercise price and any taxes, withholding obligations, commissions and brokers’ fees associated with the transaction.

FRANCE.

The following is a general summary of the income tax and social contributions consequences of the exchange of options under the offer for French tax residents. This discussion is based on French tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

The 1996 Plan does not qualify for French tax purposes and therefore the favorable tax and social treatment will not apply. You should not be subject to tax when the replacement option is granted. When you exercise the replacement option, you may be subject to tax on the spread gain equal to the difference between the option price and the fair market value of stock acquired on the exercise date.

GERMANY.

The following is a summary description of the German income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the German tax law as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Under current law, you should not realize taxable income upon the grant of a replacement option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

HONG KONG.

The following is a summary description of the Hong Kong income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the Hong Kong tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Under current law, you should not realize taxable income upon the grant of a replacement option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

ITALY.

The following is a summary description of the Italian income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the Italian tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Employees who are residents of Italy who exchange tendered options for replacement options should not be required to recognize income for Italian income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for Italian income tax purposes. At the date of grant of the replacement options employees who are residents of Italy should not be required to recognize income for Italian income tax purposes. The grant of replacement options should not be recognized as taxable income for Italian income tax purposes.

JAPAN.

The following is a summary description of the Japanese income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the Japanese tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Under current law, you should not realize taxable income upon the grant of a replacement option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

KOREA.

The following is a summary description of the Korean income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the Korean tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

You should not be taxed when the replacement option is granted. Nor should you be subject to tax when the replacement option vests. Upon the exercise of the replacement option, you may be deemed to receive taxable income in the amount of the difference between the fair market value of the stock at the time of exercise and the stock option price.

MEXICO.

The following is a summary description of the Mexican income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the Mexican tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Under current law, you should not realize taxable income upon the grant of a replacement option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

THE NETHERLANDS.

The following is a summary description of The Netherlands income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on The Netherlands tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Under current law effective December 28, 2000, you should not realize taxable income upon the grant of a replacement option. However, you may recognize taxable income at the time of vesting of an option unless you elect to be taxed at the time of option exercise and such an election is submitted to the tax authorities prior to the first vesting on your options. With such an election, you should be subject to tax at option exercise on the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise. You should be taxed at applicable marginal income tax rates.

SAUDI ARABIA

The following is a general summary of the income tax and social contributions consequences of the exchange of options under the offer for tax residents of Saudi Arabia. This discussion is based on Saudi tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

A taxable event should not be triggered when you tender your outstanding stock options. Also, the granting of a new stock option will not trigger a taxable event. You will not be taxed when you exercise your stock option, or upon sale of the underlying shares. As no tax liability will arise, there will be no need for the Company to perform any withholding or reporting on your behalf.

SINGAPORE.

The following is a summary description of the Singaporean income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the Singaporean tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Under current law, you should not realize taxable income upon the grant of a replacement option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

SWITZERLAND.

The following is a summary description of the Swiss income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the Swiss tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

The general rule in Switzerland is that your options are taxable at grant, then any tax paid on the tendered options now relinquished would not be refunded and, since you would have to pay tax on the replacement options, you would be subject to double taxation. The taxable amount at the grant of the new options is then based on the fair market value of the options, which is calculated in accordance with a formula.

TAIWAN.

The following is a summary description of the Taiwanese income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the Taiwanese tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Under current law, you should not realize taxable income upon the grant of a replacement option. However, at option exercise, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise may be compensation income taxable at applicable marginal income tax rates.

UNITED ARAB EMIRATES.

The following is a summary description of the income tax consequences under the current tax law of the United Arab Emirates of the exchange of tendered options pursuant to the offer. This discussion is based on the tax code of the United Arab Emirates and related interpretations as of the date of this offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCE. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THE OFFER.

You will probably not be required to recognize any taxable income solely as a result of the exchange of a tendered option for a new option. Under current law, you should not realize taxable income upon the grant of a new option. You will probably not be taxed when you exercise your new option. You will not be taxed when you subsequently sell the shares acquired upon the exercise of your new option.

UNITED KINGDOM.

The following is a summary description of the United Kingdom income tax consequences of the exchange of tendered options pursuant to the offer. This discussion is based on the United Kingdom tax law as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. ALL INTERNATIONAL OPTION HOLDERS SHOULD CONSIDER OBTAINING PROFESSIONAL ADVICE REGARDING THE APPLICABILITY OF FOREIGN TAX LAWS.

Options granted under the Option Plans, including the replacement options, may be subject to tax at option exercise. At that time, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise would be compensation income taxable at applicable marginal income tax rates.

15.    EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options (which would also delay the cancellation of options and the grant of new options) by giving oral or written notice of such extension to the option holders by making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions listed in Section 6, by giving oral or written notice of such termination or postponement to the option holders by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., California time, on the next business day following the previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

•	we increase or decrease the amount of consideration offered for the options;

•	we decrease the number of options eligible to be tendered in the offer; or

•
we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

16.    FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to exchange.

17.    ADDITIONAL INFORMATION.

This offer to exchange is part of a Tender Offer Statement on Schedule TO with respect to the offer, which we have filed with the Securities and Exchange Commission. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to tender your options:

1.
our annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002, including the information incorporated by reference in the Form 10-K from our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 30, 2002;

2.	our quarterly report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002;

3.
the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on July 13, 1999, including any amendments or reports we file for the purpose of updating that description.

The SEC File Number for these filings is 000-26689. These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following Securities and Exchange Commission public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	253 Broadway New York, NY 10279	500 West Madison Street Suite 1400 Chicago, Illinois 60661

You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330.

Our Securities and Exchange Commission filings are also available to the public on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “FDRY,” and our Securities and Exchange Commission filings can also be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Foundry Networks, Inc.
Attn: Jeff Davitt
2100 Gold Street, P.O. Box 649100
San Jose, California 95164-9100

or by telephoning him at (408) 586-1708 between the hours of 9:00 a.m. and 4:00 p.m., California time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Foundry Networks should be read together with the information contained in the documents to which we have referred you.

18.    MISCELLANEOUS.

This offer to exchange and our Securities and Exchange Commission reports referred to above include forward-looking statements. Please note that the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with a tender offer. Except for the historical information contained herein, the matters discussed in this offer to exchange are forward-looking statements involving risks and uncertainties. The documents filed by Foundry Networks with the Securities and Exchange Commission, including our annual report on Form 10-K filed on April 1, 2002 and our quarterly report on Form 10-Q filed on August 14, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. We undertake no responsibility to revise or publicly release the results of any revision to these forward-looking statements.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD CONSULT WITH YOUR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE CONSEQUENCES OF YOUR DECISION ON WHETHER OR NOT TO PARTICIPATE IN THE OFFER AS WELL AS ANY DECISION TO EXERCISE YOUR OPTIONS OR TO DISPOSE OF THE SHARES ACQUIRED THROUGH SUCH EXERCISE.

Foundry Networks, Inc.	August 21, 2002

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF FOUNDRY NETWORKS, INC.

The directors and executive officers of Foundry Networks, Inc. and their positions and offices as of August 21, 2002, are set forth in the following table:

Name	Position and Offices Held
Bobby R. Johnson, Jr.	Chairman of the Board, Chief Executive Officer and President

Timothy D. Heffner	Vice President, Finance and Administration and Chief Financial Officer

Karl D. Triebes	Vice President, Hardware Engineering

Ken K. Cheng	Vice President, Marketing and Product and Program Management

Richard W. Bridges	Vice President, Operations

Lawrence L. Akin	Vice President of Sales for the Americas

Lee Chen	Vice President, Software Engineering and Quality Assurance

Paul L. Twombly	Vice President of Customer Support

Alfred J. Amoroso	Director

C. Nicholas Keating	Director

J. Steven Young	Director

Andy K. Ludwick	Director

The address of each director and executive officer is: c/o Foundry Networks, Inc., 2100 Gold Street, P.O. Box 649100, San Jose, California 95164-9100.

A-1